POWER OF A I T ORNEY 11,e undersigned constitutes and appoints Yevgcny Fundler, Caleb Haydon and Tana Murphy, as the undersigned's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, to sign any and all SEC statements of beneficial ownership of securities of the undersigned relating to Benson Hill, Inc. (the "Company'1 on Forms 3, 4, 5 and 144 as required Wlder Section 16(a) of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, the Company, and any stock exchange on which any of the Company's securities are listed, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 16(a), as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said nttorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof. A copy of this power of attorney shall be filed with the SEC. The authorization set forth a�vc s�aJI con!inue in full force and efTcet until the undersigned revokes such authorization by wntten mstrucllons to the attomeys-in-fact. behaJf f e authority �ted he�eby shall in no event be deemed to impose or create any duty on d. 1 404 tl�e attorneys-m-fact wtth respect to the undersigned's obligations to file Forms 3 4 5an w1th the SEC. , , Dated: OJ/ OS/ ').D'J--3 BENSON HILL, TNC. Name: Dean P. Freeman Title: ChiefFinanciaJ Officer Exhibit 24